UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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SANDISK CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANDISK CORPORATION

601 McCarthy Boulevard

Milpitas, California 95035

April 22, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 2, 2010

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of SanDisk Corporation, a Delaware corporation (the “Company”), to be held on June 2, 2010 at 8:00 a.m., local time, at the Company’s headquarters, 601 McCarthy Boulevard, Milpitas, California 95035, for the following purposes:

1. To elect nine Directors of the Company (“Directors”) to serve on the Company’s Board of Directors for the ensuing year and until their respective successors are duly elected and qualified. The nominees are Dr. Eli Harari, Kevin DeNuccio, Irwin Federman, Steven J. Gomo, Eddy W. Hartenstein, Dr. Chenming Hu, Catherine P. Lego, Michael E. Marks and Dr. James D. Meindl.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2011.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice. The Company’s Board of Directors recommends that you vote “FOR” each of the Director nominees listed above and “FOR” ratification of the appointment of Ernst & Young LLP.

Only stockholders of record at the close of business on April 6, 2010 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Regardless of whether you plan to attend the Annual Meeting, please vote your shares as soon as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the proxy card or on the Notice of Internet Availability of Proxy Materials that was mailed to you. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Eli Harari

Chairman of the Board, Director

and Chief Executive Officer

Milpitas, California

April 22, 2010

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD THAT WAS MAILED TO YOU.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

SANDISK CORPORATION

TO BE HELD JUNE 2, 2010

GENERAL

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of SanDisk Corporation, a Delaware corporation (the “Company,” “SanDisk,” “we” or “our”), of proxies to be voted at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 2, 2010, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on April 6, 2010 (the “Record Date”) will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 8:00 a.m., local time, at the Company’s headquarters, 601 McCarthy Boulevard, Milpitas, California 95035.

These materials were made available to stockholders entitled to vote at the Annual Meeting on or about April 22, 2010.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF

PROXY MATERIALS AND ANNUAL REPORT

Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials and the Company’s Annual Report on Form 10-K (the “Proxy Materials”) over the Internet. Accordingly, the Company began sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record and beneficial owners on or about April 22, 2010. All stockholders will have the ability to access the Proxy Materials on a website referred to in the Notice or request to receive a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive the future Proxy Materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future Proxy Materials by email, the stockholder will receive an email for future proxy material distributions with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request.

The Proxy Materials are also available at our website at www.sandisk.com/IR. In addition, the Company will provide copies of any of the Proxy Materials free of charge to any stockholder who requests copies by calling 1-800-579-1639 or by sending an e-mail with the 12-Digit Control Number in the subject line to sendmaterial@proxyvote.com.

VOTING RIGHTS

At the Record Date, approximately 229,981,056 shares of the Company’s common stock (the “Common Stock”) were outstanding and entitled to vote at the Annual Meeting, held by approximately 372 stockholders of record. Each holder of record at the Record Date is entitled to one vote for each share of Common Stock so held. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

In addition to voting in person at the Annual Meeting, stockholders may vote by proxy as follows:

Internet. A stockholder can submit a proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card.

Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided in the Notice or on the separate proxy card.

Mail. A stockholder that received a printed set of the Proxy Materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the Proxy Materials.

Stockholders are urged to specify their choices on the proxy they submit by internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR Proposals 1 and 2, Stockholder votes will be tabulated by a representative of Broadridge Financial Solutions, Inc. and will be voted in the proxy holders’ discretion as to other matters that may properly come before the Annual Meeting.

Each share of the Common Stock outstanding on the Record Date is entitled to one vote on each of the nine director nominees and one vote on each other matter. To be elected, Directors must receive a majority of the votes cast with respect to such Director (e.g., the number of shares voted FOR a Director nominee must exceed the number of votes cast AGAINST that nominee). Under our Corporate Governance Principles, each Director nominee submits, in advance of the Annual Meeting, an irrevocable resignation that will become effective if (i) a majority of the votes cast in the election are voted AGAINST the Director nominee and (ii) the Board accepts the tendered resignation. The Company’s Nominating and Governance Committee considers the resignation and makes a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will consider and act on the Nominating and Governance Committee’s recommendation within 90 days from the date that the election results were certified and will disclose its action publicly within four business days of the decision.

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal 2).

A broker or nominee is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker is not entitled to vote shares held for a beneficial holder on non-routine items considered at the Annual Meeting, such as the election of Directors. Consequently, if you do not give your broker specific instructions, your shares may not be voted on the non-routine matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Common Stock but who share the same address, the Company has a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of the Company’s Notice of Internet Availability of Proxy Materials and the Proxy Materials that are delivered until such time as one or more of these stockholders notifies the Company otherwise.

Stockholders who receive a single set of Proxy Materials as a result of householding, and wish to have separate copies of the Notice of Internet Availability of Proxy Materials or the Proxy Materials may submit a request to the Company’s Investor Relations department at 601 McCarthy Boulevard, Milpitas, California 95035 or call the Company’s Investor Relations department at (408) 801-1000, and the Company will promptly comply with such request. Stockholders may contact the Company’s Investor Relations representative at the phone number above if it receives multiple copies of the Proxy Materials and would prefer to receive a single copy in the future.

REVOCABILITY OF PROXIES

Any person giving a proxy has the power to revoke it at any time before the proxy holder’s exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares of Common Stock are held in street name, contact your broker or nominee for specific instructions on revoking your vote.

SOLICITATION OF PROXIES

The Board of Directors is soliciting proxies for the Annual Meeting. The Company will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, facsimile, or other means by Directors, officers or employees of the Company. No additional compensation will be paid to these individuals for these services. We will enlist the help of banks and brokerage firms in soliciting proxies from their customers and reimburse the banks and brokerage firms for related out-of-pocket expenses.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE 2011 ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2011 Annual Meeting must be received by the Company no later than December 16, 2010 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2011 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal before March 1, 2011.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of nine members. Each of the nine nominees is currently a Director and was elected to the Board of Directors by the stockholders at the 2009 annual meeting, except Mr. DeNuccio and Dr. Hu, who were both appointed by the Board in August 2009. The Board has determined that each of the nominees listed below, other than Dr. Harari, is independent as defined under SEC rules and the listing standards of the NASDAQ Global Market. There are no family relationships between any executive officer and any Director nominee. Directors elected to the Board of Directors will serve for the ensuing year and until their respective successors are duly elected and qualified. Each nominee has been recommended for nomination by the Nominating and Governance Committee and has been nominated by the Board of Directors for election. In the event, that any nominee is unavailable to serve, an event that we do not anticipate occurring, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below. In accordance with the procedures described above under “Voting Rights,” a Director nominee must receive a majority of the votes cast with respect his or her election to the Board. The proxies solicited by this Proxy Statement may not be voted for more than nine nominees.

Set forth below is information regarding the nominees to the Board of Directors as of March 31, 2010.

Name	Position(s) with the Company	Age	First Elected/Appointed as a Director
Dr. Eli Harari	Chairman of the Board, Director and Chief Executive Officer	64	1988
Irwin Federman (1)(2)	Vice Chairman of the Board and Lead Independent Director	74	1988
Kevin DeNuccio	Director	51	2009
Steven J. Gomo (1)	Director	58	2005
Eddy W. Hartenstein (3)	Director	59	2005
Dr. Chenming Hu (2)	Director	63	2009
Catherine P. Lego (1)(4)	Director	53	2004
Michael E. Marks (2)(3)	Director	59	2003
Dr. James D. Meindl (2)	Director	76	1989

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

(4)	Ms. Lego served as a Director of the Company from 1989 to 2002 and returned to the Board of Directors in May 2004.

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS

Dr. Harari, the founder of SanDisk, has served as Chief Executive Officer and as a Director of SanDisk since June 1988. He was appointed Chairman of the Board in June 2006. Dr. Harari also served as President from June 1998 to June 2006. From 1973 to 1988, Dr. Harari held various technical and management positions with Waferscale Integration, Inc., Honeywell Inc., Intel Corporation and Hughes Microelectronics Ltd. Dr. Harari previously served as a director of Tower Semiconductor Ltd. Along with SanDisk co-founders Sanjay Mehrotra and Jack Yuan, Dr. Harari received the 2006 Reynold B. Johnson Data Storage Device Technology Award from the Institute of Electrical and Electronics Engineers (“IEEE”). In 2008, the Global Semiconductor Alliance awarded Dr. Harari the Dr. Morris Chang Exemplary Leadership Award. In 2009, Dr. Harari received the IEEE Robert N. Noyce Medal recognizing his “leadership in the development and commercialization of flash memory technology.” Dr. Harari holds a B.S. in physics with honors from Manchester University and a Ph.D. in Solid State Sciences from Princeton University. Dr. Harari has more than 100 patents issued in the field of non-volatile memories and storage systems.

Mr. DeNuccio has served as a Director of the Company since August 4, 2009. Mr. DeNuccio currently serves as Chief Executive Officer and a director of Metaswitch Networks, a provider of carrier systems and software solutions that enable communication networks to migrate to open, packet based architectures. Prior to joining Metaswitch Networks on February 4, 2010, Mr. DeNuccio served as Chief Executive Officer of Redback Networks Inc. from August 2001 to January 2008, during which time it was acquired by LM Ericsson and operated as a wholly-owned subsidiary. Mr. DeNuccio continued to serve as a director of Redback Networks Inc. until December 2009. From 1995 to 2001, Mr. DeNuccio held a variety of positions at Cisco Systems, Inc. including Senior Vice President of Worldwide Service Provider Operations from 1999 to 2001. Prior to Cisco Systems Inc., Mr. DeNuccio was the founder, President and CEO of Bell Atlantic Network Integration Inc., a wholly-owned subsidiary of Bell Atlantics (now Verizon Communications). Mr. DeNuccio also serves as a director of Catholic Charities, and previously served as a director of JDS Uniphase Corporation. Mr. DeNuccio has a B.A. in finance from Northeastern University and an M.B.A. from Columbia University.

Mr. Federman has served as a Director of the Company since September 1988. Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman was President and Chief Executive Officer of Monolithic Memories, Inc., a semiconductor company, from 1978 to 1987. Prior to serving as President and Chief Executive Officer, Mr. Federman was the Chief Financial Officer of Monolithic Memories, Inc. Mr. Federman also serves as a director for Check Point Software Technologies Ltd., a security software company, Mellanox Technologies, Ltd., a semiconductor company, and various private corporations and charitable trusts. Previously, Mr. Federman served as a director of Centillium Communications, Inc., a developer and supplier of communications integrated circuits, and Nuance Communications, Inc., a speech recognition software company. Mr. Federman holds a B.S. in Economics from Brooklyn College and was awarded an Honorary Doctorate of Engineering from Santa Clara University.

Mr. Gomo has served as a Director of the Company since December 2005. Mr. Gomo serves as Executive Vice President, Finance and Chief Financial Officer of NetApp, Inc., a storage and data management company. Prior to joining NetApp, Inc., in August 2002, Mr. Gomo served as Chief Financial Officer of Gemplus International S.A. from November 2000 to April 2002, as Chief Financial Officer of Asera, Inc. from February 2000 to November 2000, and as Chief Financial Officer of Silicon Graphics, Inc. from February 1998 to February 2000. Previously, Mr. Gomo spent 24 years at Hewlett-Packard Company serving in various positions including finance, financial management, manufacturing and general management. Mr. Gomo previously served as a director and member of the Audit Committee of Macromedia, Inc. from April 2004 to December 2005. Mr. Gomo holds a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University.

Mr. Hartenstein has served as a Director of the Company since November 2005. Mr. Hartenstein has served as publisher and Chief Executive Officer of the Los Angeles Times Media Group, a print and online media company that publishes the Los Angeles Times among other publications and websites, since August 2008. Prior to joining the Los Angeles Times Media Group, Mr. Hartenstein served as Chairman, President and Chief Executive Officer of HD Partners Acquisition Corporation, a corporation formed to acquire assets or an operating business in the media, entertainment or telecommunication industries, from its formation in December 2005 through February 2008. Previously, Mr. Hartenstein served as Chairman and Chief Executive Officer of DIRECTV, Inc., a television service provider, from its inception in 1990 through 2003, when News Corporation purchased a controlling interest in the company. He continued as vice chairman of The DIRECTV Group through 2004 when he retired. Mr. Hartenstein is a member of the National Academy of Engineering, was inducted into the Broadcasting and Cable Hall of Fame in 2002, and received an Emmy for lifetime achievement from the National Academy of Television Arts and Sciences in 2007. Mr. Hartenstein also serves as the non-executive chairman of SIRIUS-XM Satellite Radio Holdings Inc., Broadcom Corporation and the City of Hope. Mr. Hartenstein previously served as a director of Thomson, S.A. (Thomson Multimedia). Mr. Hartenstein received a B.S. in Aerospace Engineering and Mathematics from California State Polytechnic University, Pomona, and he received an M.S. in Applied Mechanics from the California Institute of Technology.

Dr. Hu has served as a Director of the Company since August 4, 2009. Since 2001, Dr. Hu has served as the TSMC Distinguished Chair Professor of Microelectronics in Electrical Engineering and Computer Sciences at University of California, Berkeley, where he has been a professor since 1976. From 2001 until 2004, Dr. Hu was the Chief Technology Officer at Taiwan Semiconductor Manufacturing Company. Dr. Hu also serves on the boards of MoSys, Inc. and Formfactor, Inc. and was the founding board chairman of Celestry Design Solutions. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and M.S. and Ph.D. degrees from University of California, Berkeley, all in electrical engineering.

Ms. Lego served as a Director of the Company from 1989 to 2002 and returned to the Board in May 2004. Ms. Lego was a General Partner of The Photonics Fund, an early stage venture fund focused on investing in components, modules and systems companies for the fiber optics telecommunications market from December 1999 to December 2009. She was a general partner at Oak Investment Partners from 1981 to 1992. Ms. Lego serves as a director and Chair of the Audit Committee for Lam Research Corporation, a provider of wafer fabrication equipment and services for the semiconductor industry. Ms. Lego served as a director and Chair of the Audit Committee for WJ Communications, Inc., a public semiconductor company in the wireless communications market, from October 2004 to May 2008. She also served as a director and chaired the Audit Committee of StrataLight Communication, Inc., a private company which sells optical transport equipment, from September 2007 to January 2009. Ms. Lego received a B.A. from Williams College and an M.S. in Accounting from the New York University Graduate School of Business. She has previously practiced as a Certified Public Accountant.

Mr. Marks has served as a Director of the Company since August 2003. Since March 2007, Mr. Marks has managed a private equity fund called Riverwood Capital, LLC (formerly Bigwood Capital), which invests in rapidly growing private companies in North America and in emerging markets. From August to November 2007, Mr. Marks held the position of interim Chief Executive Officer at Tesla Motors, Inc., a company producing electric sports cars. Prior to Riverwood Capital, LLC, Mr. Marks was a senior adviser of Kohlberg Kravis Roberts & Co., a private equity firm, from January 2007 to March 2007. From January 2006 until January 2007, Mr. Marks was a member of Kohlberg Kravis Roberts & Co. From January 1994 to January 2006, Mr. Marks served as the Chief Executive Officer of Flextronics, Inc., a leading producer of advanced electronic manufacturing services. Mr. Marks served as a director of Flextronics, Inc. from 1991 to January 2008. He was appointed Chairman of the Board of Flextronics, Inc. effective upon his retirement as Chief Executive Officer on January 1, 2006 until his retirement from the Board of Flextronics, Inc. in January 2008. He previously served as Chairman of the Board of Flextronics from 1993 to January 2003. Mr. Marks also serves as a director of Schlumberger Limited, an oil services company, Calix Networks, Inc., a leading provider in North America of broadband communications access systems and software for copper- and fiber-based network architectures, several private boards and The V Foundation for Cancer Research. Mr. Marks also previously served as a director of Sun Microsystems, Inc., a provider of enterprise computing systems, software and services, and

Crocs, Inc., a designer, manufacturer and marketer of footwear for men, women and children. Mr. Marks received a B.A. and a M.A. from Oberlin College and a M.B.A. from Harvard Business School.

Dr. Meindl has served as a Director of the Company since March 1989. Dr. Meindl has been the Joseph M. Pettit Chair Professor of Microelectronics at the Georgia Institute of Technology in Atlanta, Georgia, since 1993. From 1986 to 1993, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost of Rensselaer Polytechnic Institute. While at Stanford University from 1967 to 1986, he was the John M. Fluke Professor of Electrical Engineering and Director of the Stanford Electronics Laboratory and the Center for Integrated Systems. Dr. Meindl serves as a director of Zoran Corporation, a leading provider of digital solutions-on-a-chip for applications in the consumer electronics and digital imaging markets. Previously, Dr. Meindl served as a director of Stratex Networks, Inc. He received the 2006 IEEE Medal of Honor, the highest award presented by IEEE. Dr. Meindl holds a B.S., M.S. and Ph.D. in Electrical Engineering from Carnegie-Mellon University.

BOARD GOVERNANCE

The Board of Directors held seven meetings during fiscal 2009. During fiscal 2009, each member of the Board of Directors attended or participated in seventy-five percent (75%) or more of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees on which such Director served during the past fiscal year or the portion thereof following such person’s appointment to one or more of those committees. The Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The charter for each committee is available at www.sandisk.com.

Communications with the Board

The Company encourages stockholder communications with its Board of Directors. Individuals may communicate with the Board by sending an email to the Board’s attention at: BOD@sandisk.com, or by writing to the following address: Board of Directors, c/o Investor Relations, SanDisk Corporation, 601 McCarthy Boulevard, Milpitas, CA 95035. Communications that are intended specifically for non-management Directors should be sent to the attention of the Chair of the Nominating and Governance Committee. The Company will deliver correspondence to the Board unless the communication is unrelated to the Board’s duties, such as spam, junk mail, advertisements, mass mailings, solicitations, job inquiries or otherwise inappropriate.

Corporate Governance Principles

The Board has adopted a set of Corporate Governance Principles, which address important governance policies that assist the Board in following corporate practices that serve the best interests of the Company and its stockholders, including establishing the Board’s procedures for reviewing resignations submitted pursuant to the Company’s majority voting standard. Stockholders can access the Corporate Governance Principles on the website at www.sandisk.com. We will also provide copies of the Corporate Governance Principles free of charge to any stockholder who sends a written request to SanDisk Corporation, Investor Relations, 601 McCarthy Boulevard, Milpitas, CA 95035.

Company Policy Regarding Board Member Attendance at Annual Meetings

The Company encourages each incumbent Director and each nominee to the Board to attend its Annual Meeting of Stockholders. All of the Director nominees who were serving as directors at the time of the 2009 annual meeting attended that meeting.

Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) held twelve meetings during fiscal 2009. The Audit Committee, which consists of Directors Federman, Gomo and Lego, oversees on behalf of the Board of Directors the integrity of the Company’s financial statements, the appointment, compensation, qualifications, independence and performance of the Company’s independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements and the performance of the Company’s internal accounting, audit and financial controls. The Audit Committee is authorized to conduct investigations, and to retain, at the expense of the Company, independent legal, accounting, or other professional consultants selected by the Audit Committee, for any matters relating to its purposes. The Board of Directors adopted a written charter for the Audit Committee, which was last reviewed and approved in March 2010. Stockholders can access the Audit Committee charter on the website at www.sandisk.com. We will also provide copies of the Audit Committee charter free of charge to any stockholder who sends a written request to SanDisk Corporation, Investor Relations, 601 McCarthy Boulevard, Milpitas, CA 95035. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the SEC. The Board of Directors has also determined that each member of the Audit Committee is an “independent director” as defined in NASDAQ Marketplace Rules and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) held five meetings during fiscal 2009. The Compensation Committee, which consists of Directors Federman, Hu, Marks and Meindl, establishes the general compensation policies of the Company and reviews and approves compensation of the executive officers of the Company. From December 29, 2008 until October 28, 2009, the Compensation Committee consisted of three Board members. On October 28, 2009, Dr. Hu was appointed to the Compensation Committee. The Board of Directors adopted a charter for the Compensation Committee, which was last amended in March 2010. Stockholders can access the Compensation Committee charter on the website at www.sandisk.com. We will also provide copies of the Compensation Committee charter free of charge to any stockholder who sends a written request to SanDisk Corporation, Investor Relations, 601 McCarthy Boulevard, Milpitas, CA 95035. The charter requires that the Compensation Committee consist of no fewer than two Directors who satisfy the independence requirements of NASDAQ and applicable law. The Board has affirmatively determined that each member of the Compensation Committee satisfies the independence requirements.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•	reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, other executive officers;

•	evaluating the Chief Executive Officer’s performance (and, in consultation with the Chief Executive Officer, the other executive officers’ performance) in light of such goals and objectives;

•

setting officers’ compensation levels based on such evaluation and other factors deemed appropriate, including the Company’s performance and relative stockholder return, the value of incentive awards to executive officers at comparable companies and the awards given to the Company’s officers in past years;

•

reviewing and approving significant employment agreements, separation and severance agreements, arrangements or transactions with executive officers, including any arrangements having any compensatory effect or purpose;

•

reviewing and assisting the Board in developing succession plans for executive officers in consultation with the Chief Executive Officer, other members of the Board and other appropriate management personnel;

•

reviewing and recommending to the Board appropriate director compensation programs for non-employee directors, committee chairs and committee members, consistent with applicable requirements of the listing standards and applicable laws for independent directors and including consideration of cash and equity components;

•

developing and periodically assessing the Compensation Committee’s compensation policies applicable to the Company’s executive officers and Directors, including the relationship of corporate performance to executive compensation, and periodically reviewing the Company’s policies and assess and make recommendations to the Board concerning the Company’s stock and incentive compensation plans, including the impact of stock compensation plans on stockholder value and the impact of dilution from the Company stock plans;

•

approval of stock option grants and other equity-based or incentive awards under the Company’s stock and incentive compensation plans, including any performance criteria, and otherwise assist the Board in administering awards under these plans;

•

having sole authority to retain and terminate any compensation consulting firm used to evaluate executive or director compensation, including to approve the consulting firm’s fees and other retention terms;

•	timely reviewing and approving the disclosures on executive compensation and prepare a report to the Board recommending that such disclosure be included in the Company’s annual proxy statement; and

•

performing any other activities consistent with the Compensation Committee charter, the bylaws and applicable listing standards and laws as the Compensation Committee or the Board considers appropriate.

Processes and Procedures

Our Chief Executive Officer recommends to the Compensation Committee salary, annual bonus and long-term compensation levels for less senior officers, including the other Named Executive Officers (as defined below under “Compensation Discussion and Analysis”), in accordance with the Compensation Committee charter. Our President and Chief Operating Officer assists the Chief Executive Officer in reviewing performance and formulating these recommendations to the Compensation Committee. Our Chief Financial Officer provides financial and other information to the Compensation Committee to assist in determining appropriate compensation levels. No other Named Executive Officer currently has a role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.

The Board has delegated concurrent authority to the Compensation Committee and the Special Option Committee to grant share-based awards (including stock options and stock units) to employees who are not subject to Section 16 of the Exchange Act (“Section 16 officers”). The Special Option Committee may not grant share-based awards to Directors. The Special Option Committee may consist of one or more directors, and currently consists of one director, Dr. Harari. The Special Option Committee took action by written consent 28 times during fiscal 2009. The Board has also delegated authority to the Secondary Executive Committee to grant stock options (but not stock units or other equity awards) to non-Section 16 officers and non-directors. The Secondary Executive Committee may be comprised of one or more officers of the Company, and is currently comprised of two officers, Sanjay Mehrotra, the Company’s President and Chief Operating Officer, and Judy Bruner, the Company’s Executive Vice President, Administration and Chief Financial Officer. The Secondary Executive Committee took action by written consent 20 times during fiscal 2009. Share-based awards to Section 16 officers are made exclusively by the Compensation Committee.

Independent Compensation Consultant

As indicated above, pursuant to its charter, the Compensation Committee has the power, in its discretion, to retain at the Company’s expense, such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out the Compensation Committee’s duties. Under its charter, the Compensation

Committee has the express authority to decide whether to retain a compensation consultant to assist in the evaluation of compensation. If the Compensation Committee decides in its discretion to retain such a firm, the Board delegates to the Compensation Committee the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of the Company’s senior executive officers (including all of the Named Executive Officers). From time-to-time, management has retained and consulted with its own outside advisors, including compensation consultants, to assist in analyzing the Company’s peer group and preparing recommendations to the Compensation Committee regarding compensation programs and levels.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended January 3, 2010.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”) held five meetings and acted by unanimous written consent once during fiscal 2009. The Nominating and Governance Committee consists of Directors Marks and Hartenstein. The Nominating and Governance Committee identifies, considers and recommends Director nominees to be selected by the Board of Directors for submission to vote at the Company’s annual stockholder meetings and to fill vacancies occurring between annual stockholder meetings, implements the Board’s criteria for selecting new Directors, develops or reviews and recommends corporate governance policies for the Board, and oversees the Board’s annual evaluation process. The Nominating and Governance Committee is also authorized to conduct investigations and to retain, at the expense of the Company, independent legal, accounting, financial, governance or other professional consultants selected by the Nominating and Governance Committee, for any matters relating to its purposes. The Board of Directors adopted a charter for the Nominating and Governance Committee, which was last reviewed and approved in March 2010. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is an “independent director” as defined in the NASDAQ Marketplace Rules.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership Structure

Currently, the Company’s Chief Executive Officer, Dr. Harari, also serves as Chairman of the Board. The Board of Directors believes that Dr. Harari’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. Dr. Harari possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

Dr. Harari’s combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions.

Mr. Federman serves as the Vice Chairman and Lead Independent Director of the Board. Each of the directors, other than Dr. Harari, is independent and the independent directors have regular executive sessions.

Following an executive session of independent directors, one or more of the attending directors may: (1) act as a liaison between the independent directors and the Chairman regarding any specific feedback or issues; (2) provide the Chairman with input regarding agenda items for Board and Committee meetings; and (3) coordinate with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the current combined Chief Executive Officer/Chairman structure.

Although the Company believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the Company’s Corporate Governance Principles do not establish this approach as a policy, but as a matter that is considered from time-to-time, including as part of succession planning for the Chief Executive Officer position.

Under its charter, the Nominating and Governance Committee periodically reviews the performance of the full Board, which includes the functionality of the Board’s leadership structure. After reviewing the Board’s performance and annual self-assessments, it has determined that the current practice of combining the Chief Executive Officer and Chairman positions while simultaneously having a Vice Chairman and Lead Independent Director of the Board is an appropriate leadership structure for the Company and in the best interest of its stockholders.

Board Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted at the Board level and, where relevant to a committee’s duties, through the committees of the Board. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure discussed above encourages communication between management, including the Chairman of the Board, the Vice-Chairman of the Board/Lead Independent Director and the independent directors. We believe that this communication improves the Company’s identification and implementation of effective risk management strategies.

CONSIDERATION OF DIRECTOR NOMINEES

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their qualifications and other information available to the Nominating and Governance Committee, appear to meet the criteria specified below and/or who have specific qualities, skills or experience being sought (based on input from the full Board). The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees. During 2009, the Nominating and Governance Committee retained Heidrick & Struggles International, Inc. to identify prospective nominees. The nomination of existing Directors is not automatic, but is based on continuing qualification under the criteria set forth below and the Corporate Governance Principles of the Company. Under the Company’s Corporate Governance Principles, the number of officers or employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the Directors is “independent” under applicable SEC and stock exchange rules.

After the Nominating and Governance Committee reviews a nominee’s qualifications and characteristics, the candidate will be interviewed by at least one member of the Nominating and Governance Committee and by the Chief Executive Officer. Upon completion of the evaluation process, the Nominating and Governance Committee shall determine the list of potential candidates to be recommended to the full Board for nomination at the annual meeting or to fill any vacancy on the Board. The Board of Directors will select the slate of nominees, including any nominee to fill a vacancy, only from candidates screened and approved by the Nominating and Governance Committee.

Stockholder-Recommended Nominees

The Nominating and Governance Committee considers recommendations for Director nominees that are properly submitted by stockholders. In evaluating the recommended nominees (“Recommended Candidates”), the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Identifying and Evaluating Nominees and Directors” and “Director Qualifications.”

In order to be properly submitted, recommendations of Recommended Candidates must be timely sent to the Chair of the Nominating and Governance Committee, c/o SanDisk Corporation, 601 McCarthy Boulevard, Milpitas, CA 95035. The recommendation must include the following written materials: (1) all information relating to the Recommended Candidate that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including, with respect to the Recommended Candidate, such person’s written consent to being named in the proxy statement as a nominee and, such person’s written consent to serving as a Director if elected); (2) the name(s) and address(es) of the recommending stockholder(s) and the amount of the Company’s securities owned beneficially and of record by such stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the Recommended Candidate’s qualifications, with a focus on the criteria described below under “Director Qualifications;” (4) a representation that the recommending stockholder is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials; and (5) any material interest of the stockholder in the recommended nomination.

If the Recommended Candidate is intended to be considered by the Nominating and Governance Committee for recommendation to the Board for the slate of Directors to be voted on at the Company’s annual meeting of stockholders, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the subject annual meeting and such submission must also comply with the provisions for stockholder proposals set forth in the Company’s Bylaws. For all other vacancies, the written materials must be submitted at least 30 days prior to the time that the Nominating and Governance Committee meets to consider candidates for any vacancy.

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards;

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	Commitment to understand the Company and its business, industry and strategic objectives;

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and ability to generally fulfill all responsibilities as a Director;

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

•	Good health and ability to serve;

•

For prospective non-employee Directors, independence under the SEC and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; and

•	Willingness to accept the nomination to serve as a Director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of backgrounds, skills and experiences;

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC and stock exchange rules;

•	The diversity of the composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths; and

•

For incumbent Directors standing for re-election, the incumbent Director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; the number of other company boards on which the individual serves; the composition of the Board at that time; any changed circumstances affecting the individual Director, which may bear on his or her ability to continue to serve on the Board or his or her value to the Board; and the Company’s retirement policy for directors, as set forth in its Corporate Governance Principles.

Current Nominee Qualifications.

When considering whether the proposed nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its responsibilities effectively in light of the Company’s business and structure, the Nominating and Governance Committee and the Board focused primarily on the information discussed in each of the Directors’ individual biographies set forth above in the section above entitled “Business Experience of Nominees for Election as Directors”.

Each of the Directors has extensive experience as a business and/or academic leader and has a strong understanding of business operations, technology and the Company’s industry. Each of the Directors has earned university or graduate degrees in disciplines that are valuable to the Board including engineering, science, business and accounting. In particular, with regard to Directors Harari, Hartenstein, Hu and Meindl, the Board considered each such individual’s strong technology background. With regard to Directors Harari, DeNuccio, Federman, Hartenstein and Marks, the Board considered each such individuals’ experience serving as chief executive officer of large, complex, publicly-held technology companies. With regard to Directors Federman, Gomo, Lego and Marks, the Board considered their significant experience, expertise and background in financial and accounting matters, which in the case of all four includes financial experience in the technology industry. The Board also considered Dr. Harari’s experience with the Company as its founder because such knowledge of the Company’s business and products is essential to the Board’s understanding of the Company. Each of Directors Federman, Lego and Marks, has exceptional experience in the venture capital/private equity business, which adds value to the Board’s understanding of business development, financing, strategic alternatives and industry trends. With regard to Director Hartenstein, the Nominating and Governance Committee and the Board also considered his deep experience in the distribution of media content through a variety of channels. The Board of Directors also considered the many years of experience with the Company represented by Directors Harari, Federman and Meindl, each of whom has served as a director of the Company for over twenty years.

DIRECTOR COMPENSATION TABLE—FISCAL 2009

The following table presents information regarding the compensation paid during fiscal 2009 to individuals who were members of our Board of Directors at any time during fiscal 2009 and who were not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to any director who was also one of our employees during fiscal 2009 is presented below in the Summary Compensation Table—Fiscal 2007—2009, and the related explanatory tables. Employee-directors are generally not entitled to receive additional compensation for their services as Directors.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1)(2)(3) (c)	Option Awards ($) (1)(2)(3) (d)	All Other Compensation ($) (e)	Total ($) (f)
Kevin DeNuccio	16,044	323,092	216,965	—	556,101
Irwin Federman	72,000	89,271	54,528	—	215,799
Steven J. Gomo	60,000	89,271	54,528	—	203,799
Eddy W. Hartenstein	47,500	89,271	54,528	—	191,299
Dr. Chenming Hu	17,345	323,092	216,965	—	557,402
Catherine P. Lego	70,000	89,271	54,528	—	213,799
Michael E. Marks	59,500	89,271	54,528	—	203,299
Dr. James D. Meindl	47,500	89,271	54,528	—	191,299

(1)

The amounts reported in columns (c) and (d) above represent the full grant date fair value of the stock awards and option awards, respectively, granted in fiscal 2009 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported in columns (c) and (d) above, please see the discussion of stock and option awards contained in Note 9 (“Compensation and Benefits”) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2009 Annual Report on Form 10-K filed with the SEC on February 25, 2010, which note is incorporated herein by reference.

(2)

In fiscal 2009, we granted each of our Non-Employee Directors (other than Mr. DeNuccio and Dr. Hu) an award of 6,250 stock options and 5,752 restricted stock units. Upon their appointment on August 4, 2009, Mr. DeNuccio and Dr. Hu were each granted an award of 25,000 stock options and 17,811 restricted stock units. See footnote (1) above for the assumptions used to value these awards.

(3)

The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards (which term includes restricted stock units for purposes of this Proxy Statement) held by each of our Non-Employee Directors as of December 31, 2009.

Director	Number of Shares Subject to Outstanding Option Awards as of 12/31/09	Number of Unvested Shares or Units as of 12/31/09
Kevin DeNuccio	25,000	17,811
Irwin Federman	31,250	5,752
Steven J. Gomo	43,750	5,752
Eddy W. Hartenstein	50,000	5,752
Dr. Chenming Hu	25,000	17,811
Catherine P. Lego	129,250	5,752
Michael E. Marks	127,250	5,752
Dr. James D. Meindl	95,250	5,752

Director Compensation

Compensation for Non-Employee Directors during fiscal 2009 generally consisted of an annual retainer, committee membership fees and annual share-based awards.

Annual Retainer and Committee Membership Fees

The following table sets forth the schedule of the annual retainer and committee membership fees for each Non-Employee Director in effect during fiscal 2009:

Type of Fee	Dollar Amount
Annual Board Retainer	$40,000
Additional Annual Fee to Chair of Audit Committee	$30,000
Additional Annual Fee to Chairs of Compensation Committee and Nominating and Governance Committee	$12,000
Additional Annual Fee to non-Chair Member of Audit Committee	$20,000
Additional Annual Fee to non-Chair Member of Compensation Committee and Nominating and Governance Committee	$7,500

All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Share-Based Awards

Under our Non-Employee Director compensation policy as currently in effect, a Non-Employee Director who first takes office and who has not been employed by the Company in the preceding twelve months receives, at the time of his or her election or appointment to the Board, (i) an initial option grant to purchase 25,000 shares of the Common Stock (the “Initial Option Grant”), and (ii) an initial restricted stock unit grant for a number of units determined by dividing $320,000 by the average closing price per share of Common Stock on the NASDAQ Global Market for the five trading days ended on, and including, the grant date (the “Initial Unit Grant”). Each Non-Employee Director who has served in that capacity for at least six months at the time of grant also receives an annual award consisting of (i) an option grant to purchase 6,250 shares of Common Stock (the “Annual Option Grant”), and (ii) a restricted stock unit grant for a number of units determined by dividing $80,000 by the average closing price per share of Common Stock on the NASDAQ Global Market for the five trading days ended on, and including, the grant date (the “Annual Unit Grant”). The initial and annual awards described above are granted under, and are subject to, the Company’s 2005 Incentive Plan, as amended (the “2005 Plan”).

Initial and Annual Stock Option Grants.

The Initial and Annual Option Grants are granted with a per-share exercise price equal to the fair market value of a share of Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and the Company’s share-based award grant practices, the fair market value is equal to the closing price of a share of the Common Stock on the NASDAQ Global Market on the grant date.

The stock options granted to Non-Employee Directors are immediately exercisable. However, upon a Non-Employee Director’s cessation of service with the Company, any shares purchased upon exercise of the option that have not vested (as described below) are subject to repurchase by the Company at the lower of (i) the exercise price paid for the shares or (ii) the fair market value of the shares at the time of repurchase (as determined under the 2005 Plan). This type of stock option is generally referred to as an “early exercise” stock option because the holder is permitted to exercise the option prior to the time that the underlying shares vest. Subject to the Non-Employee Director’s continued service, the shares subject to the Initial Option Grant vest, and the Company’s repurchase right lapses, in four substantially equal annual installments on each of the first through fourth anniversaries of the grant date. Subject to the Non-Employee Director’s continued service, the shares subject to the Annual Option Grant vest, and the Company’s repurchase right lapses, in one installment on the earlier of (i) first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date.

Once vested, each option will generally remain exercisable for fully vested shares of Common Stock (i.e., shares which are not subject to the Company’s repurchase right) until its normal expiration date. Each of the options granted to our Non-Employee Directors under the 2005 Plan has a term of seven years. However, vested stock options may terminate earlier in connection with a change in control of the Company. Shares subject to the option that have not vested will immediately terminate (or be subject to the Company’s repurchase right to the extent already purchased under the option) upon the cessation of the Non-Employee Director’s service. However, the shares subject to options vest, and the Company’s repurchase right lapses, in full if the Non-Employee Director’s cessation of service is as a result of the director’s death or permanent disability. Non-Employee Directors generally have twelve months to exercise the vested portion of the option following a cessation of service.

The options granted to Non-Employee Directors do not include any dividend or dividend equivalent rights. However, Non-Employee Directors are entitled to dividends with respect to shares purchased under an option, whether or not such shares have vested under the option, at the same rate as of the Company’s other stockholders.

Initial and Annual Restricted Stock Unit Grants.

Each restricted stock unit awarded to our Non-Employee Directors represents a contractual right to receive one share of the Common Stock if the time-based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of each Non-Employee Director.

Subject to the Non-Employee Director’s continued service, the units subject to the Initial Unit Grant vest in four substantially equal annual installments on each of the first through fourth anniversaries of the grant date. Subject to the Non-Employee Director’s continued service, the units subject to the Annual Unit Grant vest in one installment on the earlier of (i) the first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date. Upon the cessation of the Non-Employee Director’s service, any unvested restricted stock units will generally terminate. However, restricted stock units granted to a Non-Employee Director vest in full if the Non-Employee Director’s cessation of service is as a result of the director’s death or permanent disability.

Restricted stock units will generally be paid in an equivalent number of shares of the Common Stock as they become vested. Non-Employee Directors are not entitled to voting or dividend rights with respect to the restricted stock units, and the restricted stock units generally may not be transferred, except to the Company or to a beneficiary of the Non-Employee Director upon his or her death. Non-Employee Directors are, however, entitled to the following dividend equivalent rights with respect to the restricted stock units. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the restricted stock units have either been paid or terminated, then the Company will credit the Non-Employee Director’s bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid restricted stock units (including any unvested restricted stock units) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original restricted stock units to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

The Board of Directors administers the 2005 Plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits. Pursuant to the terms of the 2005 Plan, stock options and restricted stock units granted to our Non-Employee Directors may vest on an accelerated basis in connection with a change in control of the Company.

Required Vote

In accordance with the procedures described above under “Voting Rights,” a Director nominee must receive a majority of the votes cast with respect his or her election to the Board.

Recommendation of the Board of Directors

The Board believes that Proposal No. 1 is in the Company’s and Stockholders’ best interests and recommends a vote FOR the election of all of the above nominees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2011, and is asking the Company’s stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this Proposal No. 2 will be required to ratify the appointment of Ernst & Young LLP.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this Proposal No. 2. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2011. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young LLP has audited the Company’s financial statements annually since 1991. The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting and that they will have the opportunity to make a statement if they desire to do so, and respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

The following is a summary of the Ernst & Young LLP fees incurred by the Company for professional services rendered during the 2009 and 2008 fiscal years:

	2009	2008
Audit Fees (1)	$3,144,000	$3,383,000
Audit-Related Fees (2)	326,000	185,000
Tax Fees (3)	568,000	543,000
All Other Fees (4)	2,000	6,000

(1)

Audit fees consisted of professional services provided in connection with the integrated audit of the Company’s financial statements including services provided in connection with the annual audit of the Company’s internal control over financial reporting and review of the Company’s quarterly financial statements. The fees also include professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company.

(2)	Audit-related fees consisted primarily of accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services.

(3)

Tax fees primarily included tax compliance fees, including expatriate compliance services. Total compliance fees were $537,000 and $414,000 for fiscal 2009 and 2008, respectively. Tax fees also include tax advice and tax planning fees of $31,000 and $129,000 for fiscal 2009 and 2008, respectively.

(4)	All other fees primarily included online research tools and other services.

All of the fiscal 2009 services described above were pre-approved by the Audit Committee to the extent required by Section 10A of the Exchange Act. In accordance with Section 10A under the Exchange Act, the Audit Committee may delegate to any member of the Audit Committee (referred to as the “Audit Committee Delegate”) the authority to pre-approve services not prohibited by law to be performed by the Company’s independent registered public accounting firm. The Audit Committee has appointed Ms. Lego as the Audit

Committee Delegate and, as such, Ms. Lego reports any decision to pre-approve permissible services to the full Audit Committee at its next regular meeting. In addition, from time-to-time, the Audit Committee has adopted and/or revised a Pre-Approval Policy under which particular services or categories of services are pre-approved, subject to certain specified maximum dollar amounts. Such pre-approval is generally granted for a term of twelve months from the date of pre-approval and automatically renews at the end of the one-year period unless revoked or revised by the Audit Committee.

The Audit Committee has concluded that the provision of the audit-related services, tax services and other non-audit services identified above is compatible with Ernst & Young LLP’s independence.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2 is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2011.

Recommendation of the Board of Directors

The Board believes that Proposal No. 2 is in the Company’s best interests and in the best interests of its stockholders and recommends a vote FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the ownership of Common Stock as of February 25, 2010 by each Director, Named Executive Officer and all current executive officers and Directors of the Company as a group.

Unless otherwise indicated and subject to applicable community property laws, the persons named in the following table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after February 25, 2010, including, but not limited to, upon the exercise of a stock option.

The percentage of beneficial ownership in the tables below is based upon 229,447,983 shares of Common Stock outstanding on February 25, 2010. For each individual, this percentage includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within sixty days after February 25, 2010, including, but not limited to, upon the exercise of a stock option; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual.

	Amount and Nature of Beneficial Ownership
Name or Group of Beneficial Owners	Number of Shares	Percentage Owned (%)
Judy Bruner (1)	719,408	*
Yoram Cedar (2)	660,375	*
Kevin DeNuccio (3)	25,000	*
Irwin Federman (4)	106,588	*
Steven J. Gomo (5)	54,960	*
Dr. Eli Harari (6)	5,445,408	2.37
Eddy W. Hartenstein (7)	62,168	*
Dr. Chenming Hu (8)	25,000	*
Catherine P. Lego (9)	424,292	*
Michael E. Marks (10)	215,244	*
Sanjay Mehrotra (11)	1,110,317	*
Dr. James D. Meindl (12)	147,833	*
All directors and current executive officers as a group (12 persons) (13)	8,996,593	3.92

*	Less than 1% of the outstanding Common Stock.

(1)

Comprised of 36,908 shares held in the name of a trust for the benefit of Ms. Bruner and her spouse. Also includes 682,500 shares subject to outstanding options granted to Ms. Bruner, which were exercisable on February 25, 2010 or within 60 days after that date. Excludes 20,002 restricted stock units that will not vest on February 25, 2010 or within 60 days after that date.

(2)

Includes 24,407 shares held in the name of a trust for the benefit of Mr. Cedar and his spouse. Also includes 630,751 shares subject to outstanding options granted to Mr. Cedar, which were exercisable on February 25, 2010 or within 60 days after that date. Excludes 20,002 restricted stock units that will not vest on February 25, 2010 or within 60 days after that date.

(3)

Includes 25,000 shares subject to immediately exercisable options granted to Mr. DeNuccio, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 17,811 restricted stock units that will not vest on February 25, 2010 or within 60 days of that date.

(4)

Includes 31,250 shares subject to immediately exercisable options granted to Mr. Federman, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 5,752 restricted stock units that will not vest on February 25, 2010 or within 60 days of that date.

(5)

Includes 43,750 shares subject to immediately exercisable options granted to Mr. Gomo, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 5,752 shares restricted stock units that will not vest on February 25, 2010 or within 60 days after that date.

(6)

Includes 1,964,568 shares held in the name of a trust for the benefit of Dr. Harari and his spouse, 561,495 shares held in the name of two grantor retained annuity trusts of which Dr. Harari is trustee, and 561,495 shares held in the name of two grantor retained annuity trusts of which Dr. Harari’s spouse is trustee. Also includes 2,236,310 shares subject to outstanding options granted to Dr. Harari, which were exercisable on February 25, 2010, or within 60 days after that date. Also includes 100,404 shares held in the name of a trust for the benefit of Dr. Harari’s children. Excludes 65,904 restricted stock units that will not vest on February 25, 2010 or within 60 days after that date.

(7)

Includes 50,000 shares subject to immediately exercisable options granted to Mr. Hartenstein, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 5,752 restricted stock units that will not vest on February 25, 2010 or within 60 days after that date.

(8)

Includes 25,000 shares subject to immediately exercisable options granted to Dr. Hu, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 17,811 restricted stock units that will not vest on February 25, 2010 or within 60 days of that date.

(9)

Includes 292,074 shares held in the name of a trust of which Ms. Lego is the trustee. Also includes 129,250 shares subject to immediately exercisable options granted to Ms. Lego, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 5,752 restricted stock units that will not vest on February 25, 2010 or within 60 days after that date.

(10)

Includes 5,994 shares held in the name of a trust for the benefit of Mr. Marks and his spouse, 70,000 shares held by limited liability companies controlled by Mr. Marks, 6,000 shares held in the name of a trust for the benefit of his son and 6,000 shares held in the name of a trust for the benefit of his daughter. Also includes 127,250 shares subject to immediately exercisable options granted to Mr. Marks, but some of the shares subject to those options would, if exercised, be subject to a repurchase right of the Company that lapses over time. Excludes 5,752 restricted stock units that will not vest on February 25, 2010 or within 60 days after that date.

(11)

Includes 88,872 shares held in the name of a trust for the benefit of Mr. Mehrotra and his spouse, 31,644 shares held in the name of a grantor retained annuity trust of which Mr. Mehrotra is trustee, and 31,644 shares held in the name of a grantor retained annuity trust of which Mr. Mehrotra’s spouse is trustee. Also includes 944,750 shares subject to outstanding options granted to Mr. Mehrotra, which were exercisable on February 25, 2010 or within 60 days after that date, and 12,500 restricted stock units that will be vested as of February 25, 2010 or within 60 days after that date. Excludes 50,000 restricted stock units that will not vest on February 25, 2010 or within 60 days after that date.

(12)

Comprised of 52,583 shares held as community property in the name of Dr. Meindl and his spouse and 95,250 shares subject to immediately exercisable options granted to Dr. Meindl, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 5,752 restricted stock units that will not vest on February 25, 2010 or within 60 days after that date.

(13)

Includes shares subject to options exercisable as of February 25, 2010, or within 60 days after that date, and restricted stock units that will be vested as of February 25, 2010 or within 60 days after that date, including those identified in notes (1), (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12).

The following table sets forth certain information about persons we know, based solely on inspection of 13G filings made with the SEC, to be beneficial owners of five percent or more of the Common Stock as of February 25, 2009:

	Amount and Nature of Beneficial Ownership
Name or Group of Beneficial Owners	Number of Shares	Percentage Owned (%)
FMR LLC	33,481,422	14.64%
Edward C. Johnson III (1)
82 Devonshire Street
Boston, Massachusetts 02109

Wellington Management Company, LLP (2)	17,557,688	7.68%
75 State Street
Boston, Massachusetts 02109

BlackRock, Inc., LLP (3)	13,320,837	5.82%
40 East 52nd Street
New York, New York 10022

ClearBridge Advisors, LLC (4)	12,973,295	5.67%
620 8th Avenue
New York, New York 10018

(1)

Based on the Schedule 13G/A filed jointly by FMR LLC and Mr. Johnson on February 16, 2010 with the SEC on behalf of themselves and entities controlled by them. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 27,578,089 shares as a result of acting as an investment advisor to various investment companies. Members of Mr. Johnson’s family are the predominant owners of FMR LLC and Mr. Johnson serves as the chairman of FMR LLC. Mr. Johnson and FMR LLC have the sole power to dispose or direct the disposition of 33,481,422 shares and the sole power to vote or direct the vote of 5,801,493 shares of Common Stock.

(2)

Based on the Schedule 13G filed by Wellington Management Company, LLP on February 12, 2010 with the SEC. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 17,557,688 shares of Common Stock, which are held of record by clients of Wellington Management.

(3)	Based on the Schedule 13G filed by BlackRock, Inc., LLP on January 29, 2010 with the SEC on behalf of itself and its subsidiaries listed on Exhibit A to such Schedule 13G.

(4)

Based on the Schedule 13G/A filed by ClearBridge Advisors, LLC on February 12, 2010 with the SEC. ClearBridge Advisors, LLC has sole voting power over 9,856,410 shares and sole power to dispose or direct the disposition of 12,973,295 shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act, requires the Company’s Directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, Directors and stockholders holding more than ten percent of the outstanding capital stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended January 3, 2010, all required filings were timely made in accordance with the Exchange Act’s requirements, except as follows: a Form 4, filed on October 7, 2009 on behalf of Dr. Harari, our Chairman and Chief Executive Officer, was filed one day late.

Equity Compensation Information for Plans or Individual Arrangements with Employees and Non-Employees

The following table provides information as of January 3, 2010 with respect to the shares of the Common Stock that may be issued under the Company’s existing equity compensation plans. Other than as described in footnote (4) to the following table, there are no assumed plans under which any options to acquire such shares or other equity-based awards may be granted.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (2)	23,917,890	(3)(4)(5)	$33.57	13,160,861	(6)
Equity compensation plans not approved by stockholders	N/A		N/A	N/A

Total	23,917,890		$33.57	13,160,861

(1)	Weighted average exercise price of outstanding options; excludes restricted stock units.

(2)

Consists solely of the 2005 Plan, including options incorporated from the 1995 Stock Option Plan and the Company’s 1995 Non-Employee Director Stock Option Plan (“predecessor plans”), the 2005 Employee Stock Purchase Plan and the 2005 International Employee Stock Purchase Plan (together with the 2005 Employee Stock Purchase Plan, the “Purchase Plans”).

(3)

Excludes purchase rights accruing under the Company’s Purchase Plans, which have a combined stockholder-approved reserve of 10,000,000 shares. Under the Purchase Plans, each eligible employee may purchase up to 1,500 shares of Common Stock at the end of each six-month offering period (the last U.S. business day in January and July each year) at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into that six-month offering period or (ii) the closing selling price per share on the purchase date.

(4)

Excludes 1,822,487 shares that are subject to options and other equity compensation awards that were originally granted by Matrix Semiconductor, Inc., or Matrix, and msystems Ltd., or msystems, prior to their acquisition by the Company, as set forth in this table:

Acquired Company	Award Category	Number of Securities Subject to Applicable Plan	Weighted Average Exercise Price	Weighted Average Estimated Remaining Life (yrs)
Matrix	Options	54,495	$5.63	4.38
Matrix	Restricted Stock Units	9,183	$0.00	0.03
msystems	Options	1,408,835	$34.55	5.68
msystems	Stock Settled Appreciation Rights	349,974	$43.74	6.33

(5)

Includes 15,023,246 shares subject to options and 835,103 shares subject to restricted stock units outstanding under the 2005 Plan. Also includes 8,059,541 shares subject to outstanding options under the Company’s predecessor plans. The weighted average estimated remaining life of the outstanding options is 4.37 years.

(6)

Consists of shares available for future issuance under the 2005 Plan and the Purchase Plans. As of January 3, 2010, 10,926,922 shares of Common Stock were available for issuance under the 2005 Plan and 2,233,939 shares of Common Stock were available for issuance under the combined share reserve for the Purchase Plans.

FORM 10-K

The Company filed its Annual Report on Form 10-K with the SEC on February 25, 2010. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Investor Relations at the Company’s principal executive offices located at 601 McCarthy Boulevard, Milpitas, California 95035. The Annual Report on Form 10-K is also available at www.sandisk.com/IR under SEC Filings.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended January 3, 2010 included in the Company’s Annual Report on Form 10-K, which was filed with the SEC on February 25, 2010.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent registered accounting firm, Ernst & Young LLP, the matters required to be discussed by U.S. Auditing Standards, AU Section 380, as adopted by the Public Accounting Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010 filed with the SEC.

Audit Committee

of the Board of Directors

Catherine P. Lego (Chair)

Irwin Federman

Steven J. Gomo

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of the Company and our two other most highly compensated individuals who were serving as executive officers as of the last day of the fiscal year ending January 3, 2010 (referred to herein as “fiscal 2009”). These individuals are referred to as the “Named Executive Officers” in this Proxy Statement.

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board. None of the Named Executive Officers is a member of the Compensation Committee. As contemplated by the Charter of the Compensation Committee, the Company’s Chief Executive Officer recommends to the Compensation Committee the base salary, annual bonus and long-term equity compensation levels for the other Named Executive Officers. Our President and Chief Operating Officer assists the Chief Executive Officer in reviewing performance and formulating recommendations to the Compensation Committee. Our other executive officers, including the other Named Executive Officers, do not have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers other than providing such financial or other information as the Compensation Committee may request from time to time.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•	Competition. The Company should provide competitive compensation opportunities so that we can attract, retain and motivate qualified executives.

•

Alignment with Stockholder Interests. A substantial portion of compensation should be contingent on the Company’s performance. As an executive officer’s level of responsibility increases, a greater portion of the officer’s total compensation should be dependent on the Company’s performance and stock price appreciation.

•	Pay for Performance. A substantial portion of compensation should be tied to Company and individual performance.

As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers include a base salary, an annual cash incentive opportunity, a long-term share-based incentive opportunity, 401(k) retirement benefits and severance protection for certain actual or constructive terminations of the Named Executive Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executives

Annual Cash Incentive Opportunity	• Hold executives accountable for performance • Align executives’ interests with those of stockholders • Attract, retain and motivate qualified executives

Long-Term Share-Based Incentives	• Align executives’ interests with those of stockholders • Hold executives accountable for performance • Attract, retain and motivate qualified executives

401(k) Retirement Benefits	• Attract, retain and motivate qualified executives

Severance and Other Benefits Upon Termination of Employment in Certain Circumstances	• Attract, retain and motivate qualified executives

As illustrated by the table above, base salaries, 401(k) retirement benefits and severance and other termination benefits are all primarily intended to attract, retain and motivate qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract, retain and motivate top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis. We believe that this mix of long-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the long-term benefits geared toward retention and the short-term awards focused on recruitment).

Our annual cash incentive opportunity is primarily intended to hold Named Executive Officers accountable for performance, although we also believe it aligns Named Executive Officers’ interests with those of our stockholders and helps us attract, retain and motivate executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our stockholders, although we also believe they help hold executives accountable for performance and help us attract, retain and motivate executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each Named Executive Officer’s annual bonus opportunity is paid out on an annual basis and is designed to reward performance for that period. Long-term equity incentives are generally paid out or earned on a long-term basis and are designed to reward performance over one or more years.

The individual compensation elements are intended to create a total compensation package for each Named Executive Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities. From time-to-time, management has retained Compensia, Inc., a compensation consulting firm, to review and identify our appropriate peer group companies, and to obtain and evaluate current executive compensation data for these companies. We selected the following companies as our peer group companies in fiscal 2009: Adobe Systems Incorporated; Advanced Micro Devices, Inc.; Analog Devices, Inc.; Broadcom Corporation; CA, Inc.; Electronic Arts Inc.; Juniper Networks, Inc.; LSI Corporation; Marvell Technology Group Ltd.; Maxim Integrated Products, Inc.; Micron Technology, Inc.; NetApp Inc.; NVIDIA Corporation; Seagate Technology LLC; Symantec Corporation; Xilinx, Inc.; and Yahoo! Inc. We believe that these peer group companies, which were selected from within and outside the Company’s industry, are comparable in size and growth pattern with the Company and compete with the Company for executive talent. Although the peer group differs from the S&P Semiconductor Company Stock Index and the Philadelphia Semiconductor Index, which the Company has selected as the industry indices for purposes of the stock performance graph that appeared in the Company’s Annual Report on Form 10-K for fiscal 2009, we believe these peer group companies provide relevant comparative compensation data for the Company.

Consistent with our compensation philosophies described above, our goal is to provide each Named Executive Officer with a current executive compensation program that is competitive in light of the compensation paid to comparable executives at our peer group companies. To that end, we generally target base salaries and long-term incentives at approximately the 50th percentile within our peer group companies. We generally target total cash compensation at approximately the 60th percentile within our peer group companies; however, we have the ability to, and do, exercise discretion to set compensation levels that are above or below these benchmarks. In determining the appropriate levels of compensation to be paid to Named Executive Officers, the Compensation Committee retains the discretion to consider amounts realized from prior compensation. However, amounts realized from prior compensation were not a material factor in determining fiscal 2009 compensation for our Named Executive Officers. Furthermore, amounts realized from prior compensation were not considered in setting future retirement benefits since the only retirement benefit currently offered by the Company is the Named Executive Officer’s ability to participate in the Company’s 401(k) plan during his or her employment with the Company.

Dr. Harari attends each meeting of the Compensation Committee that relates to Company-wide compensation issues and the compensation of his direct reporting officers. At meetings pertaining to officer pay, Dr. Harari presents compensation recommendations for his direct reports and explains to the Compensation Committee the basis and rationale for his recommendations. The Compensation Committee understands that in determining his recommendations Dr. Harari considers the scope and responsibility of each officer’s position and the individual performance of each officer and reviews compensation of similarly situated officers in the Company’s peer group, to the extent that there is a similarly situated officer. With respect to Dr. Harari’s compensation, the Company and its advisers collect chief executive officer compensation data from comparable companies, including those in the Company’s peer group, based on size, location and industry. The Company presents the collected data to the Compensation Committee. The Compensation Committee reviews the data and deliberates to determine an appropriate level of compensation for Dr. Harari based on the Company’s targeted compensation levels. Dr. Harari does not participate in the Compensation Committee deliberations that relate to his personal compensation and he excuses himself from that portion of the Compensation Committee meeting. Dr. Harari and other employees of the Company occasionally meet with a compensation consulting firm retained by the Company to discuss broader compensation issues and trends or to discuss officer pay. Dr. Harari does not meet or consult with the compensation consulting firm individually nor does Dr. Harari discuss his individual compensation with the consulting firm retained by the Company.

Current Executive Compensation Program Elements

Base Salaries

None of our Named Executive Officers has an employment agreement or other contractual right to receive a fixed base salary. The Compensation Committee generally reviews the base salaries for each Named Executive Officer in the first quarter of each year. To assist with that review, management has in the past provided the Compensation Committee with a summary of the base salary levels in effect for comparable executives at our peer group companies (based on their published prior fiscal year’s data). The Compensation Committee has typically considered such summary, as well as internal comparables, individual performance and the Company’s financial performance. The weighting of these factors by the Compensation Committee has been subjective, not formulaic. For example, for positions that are comparable to positions at our peer companies, such as Chief Executive Officer and President, an equal weighting might be given to all three factors. For other positions that are somewhat hybrid in nature and not directly comparable to positions at our peer group, such as Executive Vice President, OEM Business and Corporate Engineering, the internal comparables and individual performance factors may be weighted more heavily than the market data. The Compensation Committee does not use a formula for determining base salaries and other forms of compensation and does not benchmark compensation at any specific levels relative to the peer companies. However, for fiscal 2009, the Compensation Committee did not consider any changes to the base salaries of the Named Executive Officers. This is because for fiscal 2009, the Company instituted a salary freeze generally applicable to all levels of the Company’s employees, and the Compensation Committee therefore believed that it was also appropriate to freeze the salaries of the Named Executive Officers.

Based on the prior year’s analysis and the subjective factors described above, as well as our determination that salary increases would not be appropriate given the losses sustained by the Company in fiscal 2008, there were no changes to base salaries of Named Executive Officers for fiscal 2009 compared with fiscal 2008.

Annual Cash Incentive Award

None of our Named Executive Officers has an employment agreement or other contractual right to cash incentive awards or bonuses for any given year. In recent years, the Company has granted cash incentive awards to the Named Executive Officers that were determined based on the achievement of specified performance goals. In March 2009, the Compensation Committee adopted non-binding guidelines related to Company profitability to determine a range of bonus payments for fiscal 2009 performance. In November 2009, the Committee reviewed these guidelines and updated them in light of the Company’s performance, which was much better than anticipated. While the Compensation Committee retained its discretionary ability to pay out in excess or less than the guidelines, the actual payouts were within the guidelines as established in November 2009. As described below under “Subsequent Committee Actions,” the Compensation Committee has adopted a cash incentive award program for fiscal 2010.

The Named Executive Officers’ cash incentive opportunity for fiscal 2009 contained a target incentive amount, expressed as a percentage of base salary, which was approved by the Compensation Committee. For Named Executive Officers other than the Chief Executive Officer, the Compensation Committee took into account the recommendation of the Chief Executive Officer in determining the target incentive amount. The percentage target bonus for each Named Executive Officer was generally determined by reference to comparable bonus opportunities at our peer group companies, internal comparability with percentage targets of other executives and the executive’s level of responsibility, experience and knowledge. The target incentive amounts generally increase as an executive’s responsibilities increase, reflecting our compensation philosophy that, as an executive officer’s level of responsibility increases, a greater portion of that officer’s total compensation should be dependent on the Company’s performance. For fiscal 2009, each Named Executive Officer’s target bonus was the same as his or her target bonus for fiscal 2008: Dr. Harari’s target bonus was 125% of base salary, Mr. Mehrotra’s target bonus was 100% of base salary, Ms. Bruner’s target bonus was 90% of base salary, and Mr. Cedar’s target bonus was 75% of base salary.

For fiscal 2009, the Compensation Committee established a bonus pool for the Company’s employees, including the Named Executive Officers, based on Company performance against non-GAAP pre-tax income goals. The Company achieved significant improvement on this metric with non-GAAP pre-tax income of $667 million in fiscal 2009 compared to a loss of ($713) million in fiscal 2008. The Committee recognized this achievement and approved bonus payouts for fiscal 2009 that averaged in excess of 100% of the target bonuses for the Company’s employees, including the Named Executive Officers. Bonuses to employees, including the Named Executive Officers, also included consideration of individual performance.

After the completion of fiscal 2009, the Compensation Committee evaluated the performance of the Company and the individual performance of each Named Executive Officer during the year. Key consideration was given to the actions taken by the Named Executive Officers to improve the Company’s financial results and financial condition and the rapid and significant improvement which occurred on both measures in fiscal 2009. In light of the performance and significant contributions of the executive team, the Compensation Committee determined that each Named Executive Officer would receive a fiscal 2009 bonus significantly higher than his or her target bonus. Actual bonuses for fiscal 2009 were $1,696,000 for Dr. Harari (160% of his target bonus); $1,000,000 for Mr. Mehrotra (178% of his target bonus); $750,000 for Ms. Bruner (171% of her target bonus); and $625,000 for Mr. Cedar (206% of his target bonus).

In determining Dr. Harari’s bonus, the Compensation Committee considered the significant improvements in non-GAAP pre-tax net income as mentioned above as well as the improvement of non-GAAP earnings per share which improved to $1.84 on a fully diluted basis in fiscal 2009 from ($2.07) in fiscal 2008. The

Compensation Committee recognized that Dr. Harari led negotiations with Samsung, which resulted in an agreement to renew the patent cross license between Samsung and the Company, and played a key role in reorganizing the Company to streamline operations and to facilitate the Company’s focus on retail and OEM markets. Based on the factors above, the Compensation Committee assessed Dr. Harari’s individual performance as “outstanding.” In determining the bonuses for the other three Named Executive Officers, the Compensation Committee considered Dr. Harari’s assessment that the performances of the other three Named Executive officers were also “outstanding”. The Compensation Committee’s determination of Mr. Mehrotra’s bonus included consideration of his role in restructuring the Company’s ventures with Toshiba Corporation and the Company’s captive supply arrangement and improving the Company’s pricing policies. The Compensation Committee believes that these accomplishments directly impacted the Company’s gross margins which improved on a non-GAAP basis to 28.4% in fiscal 2009 compared to (13.4%) in fiscal 2008. The Compensation Committee’s determination of Mr. Cedar’s bonus included consideration of his role in improving the Company’s pricing policies which contributed to the gross margin improvement noted above. The Compensation Committee also considered Mr. Cedar’s role in bringing about significant growth of the Company’s OEM channel of business. The Compensation Committee’s determination of Ms. Bruner’s bonus included consideration of her role in reducing the Company’s non-GAAP operating expenses to $681 million in fiscal 2009 from $911 million in fiscal 2008 and improving the Company’s free cash flow to $438 million in fiscal 2009 from ($338) million in fiscal 2008.

Long-Term Share-Based Incentive Awards

The Company’s policy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our stockholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of share-based instruments that are in or valued by reference to our Common Stock. Share-based awards have been made in the form of stock options and restricted stock units, although the bulk of the awards have historically been stock options. The number of shares of Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer’s current position with the Company, the economic value of comparable awards to comparable executives at our peer group companies, the individual’s potential for increased responsibility and promotion over the award term, and the individual’s personal performance in recent periods. The Compensation Committee also takes into account the number of unvested equity awards held by the Named Executive Officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative equity award holdings of the Company’s Named Executive Officers. Furthermore, as with setting base salaries, weighting of the above factors is subjective, and the Compensation Committee does not use a formula to determine the number or value of share-based incentive awards granted to any individual officer.

The Compensation Committee typically grants long-term share-based awards in the first quarter of the fiscal year except for awards to new hires and awards related to the promotion of current employees. However, except as set forth below with respect to grants to new employees and promotions, there is no formal program, plan or policy in place at the Company or in the Compensation Committee’s charter with regards to the timing of long-term share-based incentive awards. The Compensation Committee has complete discretion as to when it awards long-term share-based incentives. There is no program, plan or policy related to the timing of grants to its executive officers in coordination with the release of material nonpublic information. Long-term share-based incentive awards granted to new hires or to promoted employees occur after the new hire has joined the Company or, in the case of a promoted employee, after the promotion has been approved. For a newly hired or promoted executive officer, the associated stock award is granted at the next meeting of the Compensation Committee. For a newly hired or promoted employee who is not an executive officer, the associated stock award is granted by the Company’s Special Option Committee which takes actions every Friday.

Stock Options. The Company makes a portion of its long-term incentive awards to Named Executive Officers in the form of stock options with an exercise price that is equal to the fair market value of Common

Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if our stockholders realize value on their shares. The stock options also function as a retention incentive for our executives as they vest over a four (4) year period following the grant date. In fiscal 2009, the Compensation Committee granted stock options to each of our Named Executive Officers. The material terms of these options are described below under “Grants of Plan-Based Awards.”

Restricted Stock Units. The Company may make a portion of its long-term incentive grants to Named Executive Officers in the form of restricted stock units. A restricted stock unit represents a contractual right to receive one share of Common Stock if the applicable vesting requirements are satisfied. The Company has determined that it is advisable to grant restricted stock units in addition to stock options (and in lieu of larger stock option grants) in order to minimize stock expense to the Company and dilution. Restricted stock units granted prior to fiscal 2008 also function as a retention incentive as they vest over four (4) years following the grant date. In fiscal 2008, the Compensation Committee granted restricted stock units to each of our Named Executive Officers. The restricted stock units awarded in fiscal 2008 are not subject to time-based vesting. Instead, fifty percent of the restricted stock units granted in fiscal 2008 were to have become vested if the Company achieved cumulative cash flow from operations of at least $200 million during the period commencing July 1, 2008 and ending June 30, 2009. The Company did not achieve this level of cash flow from operations over this period, and therefore the first fifty percent of the restricted stock units granted in fiscal 2008 did not become vested and were forfeited. The remaining fifty percent of the restricted stock units granted in fiscal 2008 become vested if the Company achieves cumulative cash flow from operations of at least $600 million during the period commencing July 1, 2009 and ending June 30, 2010. The Committee adopted the cash flow vesting targets because it believes that the achievement of these cash flow targets would significantly benefit stockholders of the Company. The restricted stock units granted in fiscal 2008 are intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code. The additional material terms of the unit awards are described below under “Grants of Plan-Based Awards.”

401(k) Retirement Benefits

The Company provides retirement benefits to the Named Executive Officers under the terms of its tax-qualified 401(k) plan. In fiscal 2009, the Company made a discretionary matching contribution on behalf of each participant equal to one-half of the first 6% of compensation contributed to the plan by the participant. However, as a cost reduction measure, the matching contribution for each participant was capped at $3,000. The Named Executive Officers participate in the plan on substantially the same terms as our other participating employees. The Company does not maintain any deferred compensation, defined benefit or supplemental retirement plans for its Named Executive Officers. The $3,000 cap on matching contributions was removed for fiscal 2010. To make the plan more attractive for employees with relatively short periods of service, the vesting period under the plan was reduced effective April 1, 2009 from 4 years of service to 2 years of service. The change to the vesting period did not affect any Named Executive Officer, all of whom had previously become fully vested under the prior schedule.

Severance and Other Benefits Upon Termination of Employment or Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our Named Executive Officers with severance protections that are consistent with the severance protections offered by our peer group companies. The material terms of these severance protections were not changed during fiscal 2009. For Named Executive Officers, our philosophy is that a contractual right to severance pay should only exist upon certain terminations of employment in connection with a change in control of the Company. We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of Named Executive Officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Named Executive Officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide Named Executive Officers with severance benefits pursuant to a change in control benefits agreement if their employment is terminated by us without cause or by the executive for good reason within twelve (12) months following a change in control. We believe that a protected period of twelve (12) months following a change in control is in line with the severance protections provided to comparable executives at our peer group companies. We also believe that these Named Executive Officers should receive their change in control severance benefits if their employment is constructively terminated in connection with a change in control. Given that none of the Named Executive Officers has an employment agreement that provides for a fixed position or duties, or for a fixed base salary or fixed annual bonus, absent some form of constructive termination severance trigger, potential acquirers could constructively terminate a Named Executive Officer’s employment and avoid paying severance. For example, following a change in control, an acquirer could materially demote a Named Executive Officer, reduce significantly his or her salary and/or eliminate his or her annual bonus opportunity to force the Named Executive Officer to terminate his or her own employment and thereby avoid paying severance. Because we believe that constructive terminations in connection with a change in control are conceptually the same as actual terminations, and because we believe that acquirers would otherwise have an incentive to constructively terminate Named Executive Officers to avoid paying severance, the change in control agreements we have entered into with certain of our Named Executive Officers permit the Named Executive Officers to terminate their employment in connection with a change in control for certain “good reasons” that we believe result in the constructive termination of the Named Executive Officers’ employment. In the event the employment of a Named Executive Officer is terminated under the circumstances described above, we believe that providing these Named Executive Officers with a change in control agreement with cash severance benefits based on a multiple of salary and target bonus levels (a multiple of two (2) times for the Chief Executive Officer, one and one half (1 1/2) times for the President and Chief Operating Officer and one (1) times for the other Named Executive Officers) is consistent with our peer group companies and provides them with financial security during a period of time when they are likely to be unemployed and seeking new employment.

As discussed above under “Annual Cash Incentive Award,” the Committee has established a target bonus percentage for each Named Executive Officer. Severance payments under the change of control agreements are based on these target bonus percentages as in effect for the calendar year in which the change of control occurs, regardless of actual performance and regardless of whether the Committee had the discretion to award a lower bonus or no bonus. We believe that the use of target bonuses for this purpose is appropriate to provide certainty to executives and to avoid disputes concerning the calculation of severance payments.

In the event that a Named Executive Officer becomes entitled to severance under the principles described above, in addition to cash severance benefits, we believe that it is also appropriate to provide Named Executive Officers with other severance protections, such as (1) continued medical insurance coverage for twenty-four (24) months following termination; (2) accelerated vesting of outstanding equity awards (with accelerated options to remain exercisable for twelve (12) months following termination, subject to the maximum term of the option); and (3) executive outplacement benefits for twelve (12) months following termination (including resume assistance, career evaluation and assessment, individual career counseling, financial counseling, access to one or more on-line employment databases, private office and office support). Similar to cash severance benefits, we believe these other severance benefits are consistent with the severance arrangements of our peer group companies and provide the Named Executive Officers with financial and personal security during a period of time when they are likely to be unemployed.

As part of their severance benefits under a change in control agreement, Named Executive Officers are also reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide the Named Executive Officers with a “gross-up” for any parachute payment excise taxes that may be imposed because we have determined the appropriate level of severance protections for each Named Executive Officer without factoring in the adverse tax effects on the Named Executive Officers that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make the Named Executive Officers whole for any adverse tax consequences they may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of severance protections that we have determined to be appropriate.

We generally do not believe that Named Executive Officers should be entitled to cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is generally only triggered by an actual or constructive termination of employment in connection with a change in control. However, we determined that it was advisable to provide for one (1) year of accelerated vesting of equity awards in the event of a change in control pursuant to the change in control agreements. In addition, under the terms of our stock incentive plans, if there is a liquidation, sale of all or substantially all of our assets, or merger or reorganization that results in a change in control of the Company, and such outstanding awards will not be continued or assumed following the transaction, then, like all other employees, Named Executive Officers may receive immediate vesting and/or payout of their outstanding long-term incentive compensation awards. Although this vesting will occur whether or not a Named Executive Officer’s employment terminates, we believe it is appropriate to fully vest share-based awards in these change in control situations because such a transaction may effectively end the Named Executive Officers’ ability to realize any further value with respect to the share-based awards.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control.

Subsequent Committee Actions

As noted above, in March 2010, the Compensation Committee approved a cash incentive plan for fiscal 2010 (the “2010 bonus program”) in which each of the Named Executive Officers is a participant. Awards granted to these executives under the 2010 bonus program are intended to qualify as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code. The Named Executive Officers’ awards under the 2010 bonus program include a target incentive amount, expressed as a percentage of base salary, which was approved by the Compensation Committee. The target bonus for fiscal 2010 for each Named Executive Officer is the same as his or her target bonus percentage identified under “Annual Cash Incentive Award” above, except that Mr. Cedar’s target bonus was increased to 90% of his base salary. In addition, the maximum bonus for each Named Executive Officer under the 2010 bonus program is 300% of his or her target bonus amount. Bonuses under the 2010 bonus program will be determined based on the Company’s performance during fiscal 2010 relative to a target level of non-GAAP earnings per share and the achievement of certain non-financial key strategic objectives, with the Compensation Committee having discretion to reduce the bonus amounts based on such Company and individual performance factors it deems appropriate.

Stock Ownership Guidelines

Each Board member and executive officer (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) is required to own Common Stock, with a minimum stock ownership requirement, if any, to be determined by the Board from time to time.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the four Non-Employee Directors named at the end of this report each of whom is independent as defined by the NASDAQ Global Select Market listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that this Compensation Discussion and Analysis section be included in this proxy statement.

Compensation Committee of the Board of Directors

Irwin Federman (Chair)

Dr. Chenming Hu

Michael E. Marks

Dr. James D. Meindl

SUMMARY COMPENSATION TABLE—FISCAL 2007—2009

The following table presents information regarding compensation of our Named Executive Officers for services rendered during fiscal 2009, 2008 and 2007.

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)	Bonus ($) (2) (d)	Stock Awards ($) (3)(4) (e)	Option Awards ($) (3)(4) (f)	Non-Equity Incentive Plan Compensation ($) (2)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (h)	All Other Compensation ($) (5) (i)	Total ($) (j)
Dr. Eli Harari,	2009	848,000	1,696,000	—	1,520,075	—	—	15,024	4,079,099
Chairman of the Board & Chief Executive Officer	2008	848,000	—	371,821	1,899,660	—	—	20,124	3,139,605
	2007	750,769	—	—	4,538,116	911,600	—	19,474	6,219,959

Sanjay Mehrotra,	2009	561,000	1,000,000	—	575,772	—	—	5,212	2,141,984
President & Chief Operating Officer	2008	553,154	—	320,425	1,137,660	—	—	4,933	2,016,172
	2007	458,532	—	2,724,150	1,899,788	416,670	—	4,899	5,504,039

Judy Bruner,	2009	486,000	750,000	—	407,839	—	—	5,545	1,649,384
Executive Vice President, Administration & Chief Financial Officer	2008	480,462	—	197,225	805,843	—	—	2,483	1,486,013
	2007	394,596	—	—	1,899,788	328,950	—	1,292	2,624,626

Yoram Cedar,	2009	404,693	625,000	—	359,858	—	—	6,919	1,396,470
Executive Vice President, OEM Business & Corporate Engineering	2008	401,728	—	197,225	568,830	—	—	17,232	1,185,015
	2007	348,918	—	—	1,519,830	248,597	—	9,865	2,127,210

(1)	The salaries for Mr. Mehrotra, Ms. Bruner and Mr. Cedar for fiscal 2009 include the full year of payments at the salary rate established in the first quarter of fiscal 2008.

(2)

As described in the Compensation Discussion and Analysis section above, each of the Named Executive Officers received a bonus for fiscal 2009 in the amount reported in column (d) of the table above, which were paid in March 2010. The amounts reported in column (g) above for fiscal 2007 reflect the aggregate dollar amounts paid to Named Executive Officers under the terms of the fiscal 2007 cash incentive awards granted under the 2005 Plan, which were paid in March 2008. No payouts were made with respect to fiscal 2008 cash incentive awards. The non-equity incentive plan compensation was calculated using each Named Executive Officer’s base salary rate as of December 31, 2007. The material terms of cash incentive awards granted in fiscal 2007 are described in the Company’s 2007 Annual Report on Form 10-K filed with the SEC.

(3)

In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in Columns (e) and (f) of the table above for fiscal 2009 reflect the fair value on the grant date of the option awards granted to our Named Executive Officers during fiscal 2009 and the fair value of stock and option awards granted during fiscal 2007 and fiscal 2008. These values have been determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 9—Compensation and Benefits to the Company’s Consolidated Financial Statements, included as part of the Company’s 2009 Annual Report on Form 10-K, filed with the SEC. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award and option award information for fiscal 2008 and fiscal 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to fiscal 2008 and fiscal 2007 on a similar basis as the fiscal 2009 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock award and option awards in fiscal 2008 and fiscal 2007 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each Named Executive Officer’s total compensation amounts for fiscal 2008 and fiscal 2007 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(4)

The amounts reported in the “Stock Awards” column of the table above for fiscal 2008 include the grant date fair value of performance-based awards granted to the Named Executive Officers in fiscal 2008 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards. The following table presents the aggregate grant date fair value of these awards included in the “Stock Awards” column for fiscal 2008 and the aggregate grant date value of these awards assuming that the highest level of performance conditions will be achieved.

Name	2008 Performance Awards
	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Dr. Eli Harari	371,821	371,821
Sanjay Mehrotra	320,425	320,425
Judy Bruner	197,225	197,225
Yoram Cedar	197,225	197,225

(5)

Amounts shown in column (i) include matching contributions to the Company’s 401(k) Plan on behalf of certain Named Executive Officers and imputed income from term life insurance coverage, patent awards and 10 year service awards. Income from term life insurance, patent awards and 10 year service awards had been reported in prior years in column (c) as part of salary instead of in column (i).

Dr. Harari is the Chairman of the Board of Directors. As an employee-director, Dr. Harari does not receive additional compensation for his services as a director.

Compensation of Named Executive Officers

The Summary Compensation Table—Fiscal 2007—2009 above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2009, 2008 and 2007. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual cash incentive award in the form of either a bonus or a non-equity incentive plan compensation award and long-term equity incentives consisting of stock options and restricted stock units. The Named Executive Officers also earned or were paid the other benefits listed in column (i) of the Summary Compensation Table—Fiscal 2007—2009, as further described in footnote (4) to the table.

The Summary Compensation Table—Fiscal 2007—2009 should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary and annual bonus is provided immediately following this paragraph. The table of Grants of Plan-Based Awards in Fiscal 2009, and the description of the material terms of the stock options granted in fiscal 2009 that follows the table, provides information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2009. The tables of “Outstanding Equity Awards at Fiscal 2009 Year-End” and “Option Exercises and Stock Vested in Fiscal 2009” provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

As indicated above, none of the Named Executive Officers is employed pursuant to an employment agreement. As a result, their base salary and bonus opportunities are not fixed by contract. Instead, generally in the first quarter of each fiscal year, the Compensation Committee establishes the base salary level for each of our Named Executive Officers. In making its determination, the Compensation Committee considers the factors discussed above under “Current Executive Compensation Program Elements—Base Salaries.” After the completion of fiscal 2009, the Compensation Committee evaluated the performance of the Company and the individual performance of each Named Executive Officer during the year, and made bonus payments in March 2010 to each of the Named Executive Officers with respect to fiscal 2009. The material terms of the bonuses paid with respect to fiscal 2009 are described above under “Current Executive Compensation Program Elements—Annual Cash Incentive Award.”

Consistent with the Company’s philosophy that a substantial portion of compensation should be contingent on the Company’s performance, base salary for Named Executive Officers in fiscal 2009 comprised a relatively low percentage (estimated between 21% and 30%) of total compensation. Equity and non-equity incentive compensation, including bonus amounts, for Named Executive Officers in fiscal 2009, the value of which, as described below under “Description of Plan-Based Awards,” is significantly dependent upon Company performance, comprised a much larger percentage (estimated between 70% and 79%) of total compensation. The Company believes this allocation of base salary and incentive compensation in proportion to total compensation is appropriate to balance the Company’s dual goals of aligning the interests of executives and stockholders and providing predictable benefit amounts that reward an executive’s continued service.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers during fiscal 2009 under the 2005 Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

Name(a)	Grant Date (b)	All Stock Awards: Number of Shares of Stock or Units (#) (c)	All Option Awards: Number of Securities Underlying Options (#) (d)	Exercise or Base Price of Option Awards ($/Sh) (e)	Grant Date Fair Value of Stock and Option Awards ($) (f)
Dr. Eli Harari	3/5/09	—	250,000	8.16	1,520,075
Sanjay Mehrotra	3/5/09	—	120,000	8.16	575,772
Judy Bruner	3/5/09	—	85,000	8.16	407,839
Yoram Cedar	3/5/09	—	75,000	8.16	359,858

Description of Plan-Based Awards

During fiscal 2009, each Named Executive Officer was awarded a time-based stock option award. Each of these awards was granted under, and is subject to the terms of, the 2005 Plan. The plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Stock Options

Each stock option reported in column (d) of the table above was granted with a per-share exercise price equal to the fair market value of a share of Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of Common Stock on the NASDAQ Global Market on the applicable grant date.

Each stock option granted to our Named Executive Officers in fiscal 2009 is subject to a four year vesting schedule, with 25% of the option vesting on March 5, 2010, and the remaining 75% of the option vesting in twelve substantially equal installments on each successive three month anniversary of March 5, 2010. Once vested, each stock option will generally remain exercisable until its normal expiration date. Each of the stock options granted to our Named Executive Officers in fiscal 2009 has a term of seven years. Outstanding options, however, may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply, the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the stock option following a termination of employment. This period is extended to twelve months if the termination is on account of the Named Executive Officer’s death or permanent disability. However, if a Named Executive Officer’s employment is terminated by the Company for “misconduct” (as determined under the plan), outstanding stock options (whether vested or unvested) will immediately terminate.

Under the terms of the 2005 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding share-based awards granted under the plan (including the stock options, but not including the performance-based restricted stock units awarded in 2008) will generally become fully vested and, in the case of options, exercisable to the extent such outstanding awards are not substituted or assumed in connection with the transaction. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, if there is a change in control of the Company, the Compensation Committee may terminate the performance period applicable to the cash incentive award and pro-rate (based on the number of days during the performance period prior to the transaction) the bonus and performance targets based on year-to-date performance.

The stock options granted to the Named Executive Officers during fiscal 2009 do not include any dividend or dividend equivalent rights.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table presents information regarding the outstanding share-based awards held by each Named Executive Officer as of December 31, 2009, including the vesting dates for the portions of these awards that had not vested as of that date. Additional information regarding these awards is presented in the footnotes below and in the table below under “Option Exercises and Stock Vested in Fiscal 2009.”

	Option Awards (1)						Stock Awards (2)
Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Stock Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (k)
Dr. Eli Harari	1/22/2002	168,776	—		6.41	1/21/2012	5/25/2006	25,000	(8)	724,750
	6/27/2002	400,000	—		6.13	6/26/2012	8/5/2008				12,570	(13)	364,404
	1/21/2003	538,720	—		8.875	1/20/2013
	1/16/2004	326,314	—		34.59	1/15/2014
	1/3/2005	200,000	—		24.18	1/2/2015
	5/27/2005	200,000	—		26.09	5/26/2012
	5/25/2006	140,625	9,375	(4)	58.84	5/24/2013
	3/20/2007	151,250	68,750	(5)	41.91	3/19/2014
	2/19/2008	65,625	84,375	(6)	25.18	2/18/2015
	3/5/2009	—	250,000	(7)	8.16	3/4/2016

Totals		2,191,310	412,500					25,000		724,750	12,570		364,404

Sanjay Mehrotra	9/21/2001	244,748	—		5.41	9/20/2011	5/25/2006	18,750	(8)	543,563
	1/21/2003	46,876	—		8.875	1/20/2013	3/20/2007	25,000	(9)	724,750
	1/16/2004	116,250	—		34.59	1/15/2014	8/5/2008				10,833	(10)	314,048
	8/12/2004	46,876	—		21.19	8/11/2014
	1/3/2005	206,250	—		24.18	1/2/2015
	2/16/2006	93,750	6,250	(4)	59.04	2/15/2013
	3/20/2007	85,937	39,063	(5)	41.91	3/19/2014
	2/19/2008	52,500	67,500	(6)	25.18	2/18/2015
	3/5/2009	—	120,000	(7)	8.16	3/4/2016

Totals		893,187	232,813					43,750		1,268,313	10,833		314,048

Judy Bruner	6/21/2004	320,000	—		20.12	6/20/2014	5/25/2006	12,500	(8)	362,375
	1/3/2005	125,000	—		24.18	1/2/2015	8/5/2008				6,668	(10)	193,305
	2/16/2006	75,000	5,000	(4)	59.04	2/15/2013
	3/20/2007	85,937	39,063	(5)	41.91	3/19/2014
	2/19/2008	37,187	47,813	(6)	25.18	2/18/2015
	3/5/2009	—	85,000	(7)	8.16	3/4/2016

Totals		643,124	176,876					12,500		362,375	6,668		193,305

Yoram Cedar	12/21/2000	40,000	—		17.188	12/20/2010	5/25/2006	6,250	(8)	181,187
	6/20/2001	20,000	—		10.95	6/19/2011	8/5/2008				6,668	(10)	193,305
	9/21/2001	2,500	—		5.41	9/20/2011
	1/22/2002	4,500	—		6.41	1/21/2012
	6/27/2002	15,000	—		6.13	6/26/2012
	1/21/2003	50,000	—		8.87	1/20/2013
	1/16/2004	75,001	—		34.59	1/15/2014
	8/12/2004	50,000	—		21.19	8/11/2014
	1/3/2005	150,000	—		24.18	1/2/2015
	9/23/2005	80,000	—		44.79	9/22/2012
	2/16/2006	18,750	1,250	(4)	59.04	2/15/2013
	3/20/2007	68,750	31,250	(5)	41.91	3/19/2014
	2/19/2008	26,250	33,750	(6)	25.18	2/18/2015
	3/5/2009	—	75,000	(7)	8.16	3/4/2016

Totals		600,751	141,250					6,250		181,187	6,668		193,305

(1)

Each stock option grant reported in the table above with a grant date before May 27, 2005 was granted under, and is subject to, the Company’s 1995 Stock Option Plan. Each stock option grant reported in the table above with a grant date on or after May 27, 2005 was granted under, and is subject to, the 2005 Plan. The option expiration date shown in column (f) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described below. For each Named Executive Officer, the unexercisable options shown in column (d) above are also unvested and will generally terminate if the Named Executive Officer’s employment terminates.

The exercisable options shown in column (c) above, and any unexercisable options shown in column (d) above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Executive Officer’s employment terminates. Unless exercised, exercisable stock options will generally terminate within three months after the date of termination of employment. However, if a Named Executive Officer dies or becomes totally disabled while employed with the Company, or if their employment is terminated by us without cause or by the executive for good reason with twelve (12) months following a change in control, exercisable stock options will generally remain exercisable for twelve months following the Named Executive Officer’s death, disability or termination. In addition, the stock options (whether exercisable or not) will immediately terminate if a Named Executive Officer’s employment is terminated by the Company for “misconduct” (as determined under the plan). The options may become fully vested and may terminate earlier than the normal expiration date if there is a change in control of the Company.

(2)

The stock awards held by our Named Executive Officers are subject to accelerated vesting in connection with certain changes in control of the Company and upon certain terminations of employment in connection with a change in control of the Company, as described in more detail above under “Grants of Plan-Based Awards” and below under “Potential Payments Upon Termination or Change in Control.” Except as otherwise indicated in those sections, unvested stock awards will generally be forfeited if a Named Executive Officer’s employment terminates.

(3)

The market or payout value of stock awards reported in columns (i) and (k) are computed by multiplying the number of shares or units of stock reported in columns (h) and (j), respectively, by $28.99, the closing market price of our common stock on December 31, 2009, the last trading day of 2009.

(4)	The unvested portions of these option awards were scheduled to vest on February 16, 2010.

(5)	The unvested portions of these options were scheduled to vest in four substantially equal installments on March 20, 2010 and each successive three month anniversary of March 20, 2010.

(6)	The unvested portions of these options were scheduled to vest in eight substantially equal installments on February 19, 2010 and each successive three month anniversary of February 19, 2010.

(7)

Of the unvested portions of these option awards, 25% of the options were scheduled to vest on March 5, 2010. The remaining 75% of the options are scheduled to vest in twelve substantially equal installments on each successive there month anniversary of March 5, 2010.

(8)	The unvested portions of these stock awards were scheduled to vest on February 16, 2010.

(9)	The unvested portions of this stock award were scheduled to vest in two substantially equal installments on March 20, 2010 and March 20, 2011.

(10)

The unvested portions of this stock award becomes vested upon the announcement of the Company’s financial results for the fiscal quarter ending June 30, 2010 if the Company achieves cumulative cash flow from operations of at least $600 million during the four consecutive fiscal quarters commencing July 1, 2009 and ending June 30, 2010. If the Company has not announced its financial results for such fiscal quarters by September 30 following such quarters, then vesting will occur as of September 30 if the performance goal has been satisfied.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table presents information regarding the exercise of stock options by Named Executive Officers during fiscal 2009, and on the vesting during fiscal 2009 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (1) (e)
Dr. Eli Harari	50,000	421,899	25,000	268,000
Sanjay Mehrotra	—	—	31,250	327,875
Judy Bruner	—	—	12,500	134,000
Yoram Cedar	40,000	140,889	6,250	67,000

(1)

The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to Named Executive Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to these Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2009 and that the price per share of Common Stock is equal to the closing price per share on December 31, 2009, the last trading day in fiscal 2009.

In addition to the change in control and termination benefits described below, outstanding share-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans as noted under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal 2009 Year-End” above. The estimated value of accelerated vesting under the Company’s equity incentive plans is covered below under the description of these Named Executive Officers’ severance arrangements.

As described below, if the benefits payable to a Named Executive Officer in connection with a change in control of the Company would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional payment (a “gross-up payment”) to the executive so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due. For purposes of calculating the Section 280G excise tax, we have assumed that the Named Executive Officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. Based on this assumption, and as indicated in the chart below, had the Named Executive Officers terminated employment under their respective change in control agreements on January 3, 2010, the Company estimates that no gross-up payment would have been payable to the Named Executive Officers. The value of this acceleration of vesting would be higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction; however, the Company estimates that this increase in value would not have been significant enough to trigger a gross-up payment. For purposes other than calculating the Section 280G excise tax, we have calculated the value of any option or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per share of Common Stock for stock awards).

Change of Control Benefits Agreements with Named Executive Officers

The Company has entered into a change of control agreement with each Named Executive Officer. The agreements are substantially identical (except as noted below with respect to Dr. Harari and Mr. Mehrotra) and provide for certain benefits to be paid to the Named Executive Officer in connection with a change of control and/or termination of employment with the Company under the circumstances described below.

Change of Control Benefits. Upon a “Change of Control” (as defined in the change in control agreement) of the Company, for purposes of the Named Executive Officer’s vesting in then outstanding and unvested equity awards (other than the performance-based restricted stock unit awards granted in fiscal 2008), the Named Executive Officer will be treated as having completed one additional year of vesting service as of the date of the Change of Control. The remaining unvested portions of the equity awards will continue to vest in accordance with their normal terms, but subject to the Named Executive Officer’s additional year of deemed vesting service. Fifty percent of the performance-based restricted stock unit awards granted in fiscal 2008 may become vested upon a change of control, as described above under Grants of Plan Based Awards in Fiscal 2009—Restricted Stock Units. If a Change in Control of the Company had occurred on January 3, 2010, the Company estimates that the aggregate value of the one year acceleration of equity awards and acceleration of 50% of the performance-based restricted stock unit awards for each Named Executive Officer with a change in control agreement would have been as follows: Dr. Harari ($2,785,560), Mr. Mehrotra ($1,884,298), Ms. Bruner ($1,048,872) and Mr. Cedar ($933,928). The Company estimates that this acceleration of vesting by itself would not trigger excise taxes under Section 280G for any Named Executive Officer.

Severance Benefits—Termination of Employment in Connection with Change in Control. In the event a Named Executive Officer’s employment is terminated by the Company (or a successor) without “Cause” (and not on account of the Named Executive Officer’s death or disability) or by the Named Executive Officer for “Good Reason” (as those terms are defined in the change in control agreement) within twelve months following a Change of Control of the Company, the Named Executive Officer will be entitled to severance pay that includes: (i) a lump sum cash payment equal to one (1) times (one and one-half (1.5) times for Mr. Mehrotra and two (2) times for Dr. Harari) the sum of (A) the Named Executive Officer’s annual base salary as of the Change of Control or termination of employment, whichever is greater, plus (B) the Named Executive Officer’s target annual bonus for the year of termination; (ii) for a period of 24 months following the termination date, continuation of the same or equivalent life, health, disability, vision, dental and other insurance coverage for the Named Executive Officer and his or her spouse and eligible dependents as the Named Executive Officer was receiving immediately prior to the Change of Control; (iii) accelerated vesting of the Named Executive Officer’s equity awards to the extent outstanding on the termination date and not otherwise vested, with accelerated options to remain exercisable for twelve months following the termination (subject to the maximum term of the option); (iv) for a period of twelve months following the termination, executive-level outplacement benefits (which shall include at least resume assistance, career evaluation and assessment, individual career counseling, financial counseling, access to one or more on-line employment databases, private office and office support); and (v) in the event that the Named Executive Officer’s benefits are subject to the excise tax imposed under Section 280G, a gross-up payment so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due.

The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to under their change of control agreement had their employment with the Company terminated on January 3, 2010 under the circumstances described above.

Name (a)	Estimated Total Value of Cash Payment ($) (b)	Estimated Total Value of Insurance Coverage Continuation ($) (1) (c)	Estimated Total Value of Equity Acceleration ($) (d)	Estimated Value of Outplacement Benefits ($) (e)	Estimated Total Value of Excise Tax “Gross-Up” ($) (f)
Dr. Eli Harari	4,162,500	147,265	5,893,372	75,000	—
Sanjay Mehrotra	1,800,000	71,685	3,795,573	75,000	—
Judy Bruner	969,000	66,925	2,146,022	75,000	—
Yoram Cedar	817,000	69,260	1,884,142	75,000	—

(1)	This cost includes estimated health and life insurance premiums.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

The Audit Committee is responsible for review, approval, or ratification of “related-person transactions” between the Company or its subsidiaries, and related persons. Under the SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 5% of that company’s shares, if the amount involved does not exceed the greater of $200,000, or 2% of that company’s total annual revenue;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

The Company has adopted a related person transaction policy and procedures. In accordance with the adopted policy and procedures, transactions involving related persons that are not included in one of the above categories are generally reviewed by the Company’s legal department. The legal department determines whether a related person could have a material interest in such a transaction, and any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

In September 2009, Dr. Eli Harari, the Company’s Chairman and Chief Executive Officer, entered into a settlement agreement principally between the Company and STMicroelectronics, Inc. and STMicrolectronics N.V. (together with STMicroelectronics, Inc., “STMicro”) to settle certain intellectual property litigation matters filed, variously, by the Company and by STMicro. As part of the overall settlement, each party entered into mutual releases among all other parties, including a mutual release between the Company and Dr. Harari. The terms of the settlement agreement and the mutual release were reviewed and approved in accordance with the Company’s related person transactions policy and procedures.

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) authorizes the Company to provide indemnification of the Company’s Directors and officers, and the Company’s Restated Bylaws (the “Bylaws”) require the Company to indemnify its Directors and officers, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, each of the Company’s current Directors and executive officers has entered into a separate indemnification agreement with the Company. Finally, the Certificate and Bylaws limit the liability of Directors to the Company or its stockholders to the fullest extent permitted by the DGCL.

The Company intends that all future transactions between the Company and its officers, Directors, principal stockholders and their affiliates be approved by the Audit Committee, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Eli Harari

Chairman of the Board, Director

and Chief Executive Officer

April 22, 2010

SANDISK CORPORATION

601 MCCARTHY BLVD.

MILPITAS, CA 95035

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by SanDisk Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M22996-P93953 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SANDISK CORPORATION

The Board of Directors recommends a vote FOR the election of the Nominees listed below and FOR proposal 2

1. Election of Directors

Nominees:

01) Dr. Eli Harari

02) Kevin DeNuccio

03) Irwin Federman

04) Steven J. Gomo

05) Eddy W. Hartenstein

06) Dr. Chenming Hu

07) Catherine P. Lego

08) Michael E. Marks

09) Dr. James D. Meindl

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2011.

To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For Against Abstain

Please indicate if you plan to attend this meeting.

Yes No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

Yes No

Please sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. An attorney, administrator, trustee, executor, guardian or other person signing in a representative capacity should indicate the name of the corporation and such officer’s capacity.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M22997-P93953

SANDISK CORPORATION

601 McCarthy Blvd.

Milpitas, CA 95035

Proxy - SanDisk Corporation

THIS PROXY IS SOLICITED ON BEHALF OF SANDISK CORPORATION’S BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2010

Eli Harari and Judy Bruner, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution and resubstitution) to represent and to vote all shares of Common Stock of SanDisk Corporation (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held on June 2, 2010 at 8:00 a.m., local time, and at any adjournments or postponements thereof, as follows:

The Board of Directors recommends a vote FOR proposals 1 and 2. This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR proposals 1 and 2 and at the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. This proxy may be revoked at any time before it is voted.

Continued and to be signed on reverse side